Exhibit 99.1
China Education International, Inc. Announces Amended Agreements With A Leading Edge Education Services Organization

Delray Beach, FL -- 4/2/12 -- China Education International, Inc. (OTCBB: CEII) ("China Education"), which manages the operation of private schools and educational activities within China, today filed an Amendment to its Form 8-K filed on January 6, 2012  (the “Form 8-K/A”) to disclose an amendment to the December 30, 2011 agreements we entered into with Peng Tuo Information Technologies Co., Ltd. (“PTIT”) that, upon the effective date, will permit us to operate PTIT and the right to purchase all of its equity interests from its shareholders (the “School Control Agreements”).  The  amendment to the School Control Agreements clarifies that completion of the transaction contemplated by these agreements was subject to an audit of the financial statements of PTIT for the current and past periods in accordance  with U.S. generally accepted accounting principles consistently applied (“U.S. GAAP”) in a form acceptable to us.

China Education's Chairman and Chief Executive Officer, Joel Mason, stated that we expect the audit of PTIT to be completed prior to June 15, 2012.

Additional information regarding the amended School Control Agreement is provided in the Form 8-K/A we have filed with the U.S. Securities and Exchange Commission describing these agreements.

About China Education International, Inc.

China Education is a leader in managing the operations of private Chinese schools and educational organizations within China, while providing them with international partnership programs, and recruiting American and other international teachers for those schools and organizations. We currently manage the operations of Shaoxing High School (Zhejiang Province), Pingtan Lanhua Middle & High School (Fujian Province), Meihua Anhui Training School (Anhui Province), The academic schools in our group provide China's unified national core curriculums including Chinese, English, mathematics, physics, history, biology and other subjects, while the Meihua Anhui Training School . Some of the schools and educational organizations in our group are award-winning, including Shaoxing High School's numerous awards and recognition as one of China's best 100 Private Schools by the Federation of Chinese Educators, the Association of Private Educators, and the Association of Principals.

Disclosure Notice:

This press release contains forward looking statements which identify important factors that could cause our actual results to differ materially from those projected in forward-looking statements. Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may include, but are not limited to, our expectations regarding the date we expect to complete the audit of PTIT. This press release is qualified in its entirety by the cautionary statements and risk factor disclosures contained in our Securities and Exchange Commission filings.

Contact: Joel Mason,  Chairman & CEO Info@ChinaEducationIntl.com
Telephone: +1.561.981.6277
Source: China Education International Inc.